Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Village Farms, L.P., LLC, a Delaware limited partnership (the “Company”); and Ann Gillin Lefever (the “Executive”) effective February 7, 2022 (the “Effective Date”). The Company and the Executive are referred to herein collectively as “Parties” and individually as “Party.”

In consideration of the mutual promises contained herein, the Company and the Executive agree as follows:

SECTION 1.
Employment Duties
a)
Executive agrees to employment with the Company under the terms of this Agreement. The Executive shall serve as the Company’s Executive Vice President of Corporate Affairs, as well as in such other positions or capacities as may be reasonably requested by the Chief Executive Officer of the Company (the “CEO”), including, without limitation, serving as an officer of, or member of any committee of, the Company and its Parent, subsidiaries, affiliates or divisions (collectively, the “Related Companies”) as requested by the Company and shall have such powers, duties and responsibilities as are provided from time to time or that may be assigned by the CEO consistent with such position(s). The Executive agrees to (a) devote substantially all of Executive’s business time to the business affairs of the Company and the Related Companies as directed by the Company, (b) perform all duties and fulfill all responsibilities incident to Executive’s employment in a manner reasonably expected of management in similar positions, (c) comply with the Company’s policies and procedures in place from time to time, and (d) serve the Company faithfully and to the best of Executive’s ability. The Executive’s services under this Agreement shall be performed primarily in New York, subject to necessary travel requirements approximately 30% and duties hereunder. The foregoing shall not be construed to prohibit the Executive from (i) sitting on boards of directors of companies that are not engaged in a Competitive Business (as defined in Section 5 below) or engaging in charitable activities, provided that such board membership and/or charitable activities do not inhibit, conflict with or prohibit the performance of the Executive’s duties hereunder or inhibit or conflict with the business of the Company or any of the Related Companies, and (ii) satisfying military obligations.

b)
Executive acknowledges that Executive has a duty of loyalty to the Company and that Executive must discharge duties under this Agreement in good faith. Executive, accordingly, agrees to perform Executive’s obligations herein loyally and in good faith.

SECTION 2.
TERM

The Executive’s term of employment under this Agreement shall run from the Effective Date for a period of two (2) years (the “Initial Term”), unless sooner terminated as provided hereunder. Upon expiration of the Initial Term, the employment of Executive shall automatically be renewed for successive terms of one (1) year (such optional renewal term(s) shall be referred to together with the Initial Term as the “Term”) unless either Executive or Company gives the other notice of termination not less than sixty (60) days prior to the expiration of the Initial Term or any renewal thereof.

SECTION 3.
Compensation and Benefits

During the Term, for services for the Related Companies, the Company will pay and provide to the Executive, the following:

a)
Salary. Executive’s base salary at a rate of $300,000 on an annualized basis (the “Base Salary”), which Base Salary will be reviewed periodically and subject to the granting of such compensation, if any, as the

CEO, in the CEO’s discretion, may approve. Base Salary payments shall be made to the Executive in a manner consistent with the payroll policies of the Company.
b)
Short Term Incentive Plan. For each fiscal year ending during the Term, Executive shall be eligible to earn an annual short term incentive performance bonus (the “STIP Bonus”) in addition to the Executive’s Base Salary. The maximum STIP Bonus will be up to 50% of the Executive’s Base Salary, prorated in year one (1) and then increased to 60% eligibility in year two (2) based on the Company’s tangible performance (50%) as well as the Employee’s individual achievement (50%). The Company’s performance is tied to earnings before interest, taxes, depreciation and amortization (EBITDA) as approved by the Board of Directors in each fiscal year. The payment of any STIP Bonus will be on or before three (3) months following the Company’s fiscal year end. The STIP Bonus for a fiscal year is not earned until the date that it is paid or payable. Accordingly, in order for the Executive to be eligible to receive the STIP Bonus with respect to a fiscal year, the Executive must be employed by the Company on the date that such STIP Bonus is paid or payable.
c)
ParentCo Share-based Compensation Plan. During the Term, the Executive shall be eligible to participate in the ParentCo’s (“Parent-Co”) Share-based Compensation Plan or any similar successor equity compensation plan as may be in place from time to time (the “Share-based Compensation Plan”) which shall be pro-rated for any initial partial year of employment. Awards under the Share-based Compensation Plan are discretionary and can only be granted by the Compensation Committee of ParentCo’s Board of Directors. Executive’s eligibility and award under the Share-based Compensation Plan have been pre-determined and agreed upon at 100,000 options, by both Parties, as described in a separate document titled, “Equity Plan Document”, which is incorporated by reference into this Agreement. The pre-determined award will be subject to the terms and conditions established within the Plan and a separate award agreement between the Executive and the Parent-Co that sets forth the terms of the award. Executive will be eligible for a pro-rated performance grant (RSU) in 2022 based on non-tangible achievements after six (6) months of continuous service.
d)
Fringe Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) made available by the Company for the benefit of its managerial employees at the Executive’s level or to its employees generally, in each case, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.
e)
Business Expenses. The Executive shall be entitled to receive reimbursement by the Company, subject to such requirements with respect to substantiation and documentation as may be reasonably specified by the Company, for all reasonable and necessary travel and other business expenses incurred by the Executive in the performance of Executive’s duties hereunder. The Executive must adhere to the Company’s policies and procedures to receive the requested reimbursement.
f)
Vacation. During the Term, Executive shall be entitled to twenty (20) paid vacation days per calendar year, which vacation days shall accrue, and may be used, in accordance with the policies of the Company in place from time to time. Executive may not carry-over more than five (5) accrued vacation days from one calendar year to the next calendar year.
g)
Personal Days, Etc. The Executive will be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for its management, and such days off work will be taken at the same times as any such days off work are taken by the Executive pursuant to any employment agreement the Executive may have with any of the Related Companies (if any).
h)
Travel Budget Expenses. The Company and Executive mutually agree that the Executive should travel frequently to the primary office location in Lake Mary, Florida. The Company will reimburse Executive for reasonable travel expenses with an annual budget equivalent to $10,000 to be prepared and approved by the CEO prior to any expenses being incurred or reimbursed.

SECTION 4.
Termination
a)
Notwithstanding the provisions of Section 2 of this Agreement, the Executive’s employment under this Agreement shall terminate by either the Company or the Executive pursuant to Section 4(b) below.

b)
Events of Termination. This Agreement and the Executive’s employment with Company shall terminate upon the occurrence of any one or more of the following events:
i.
Death. In the event of the Executive’s death (“Death”), this Agreement and the Executive’s employment with the Company shall automatically terminate on the date of Death.

ii.
Disability. If the Executive, due to physical or mental illness, is unable to perform the essential functions of the Executive’s duties (with reasonable accommodation) for a continuous period of ninety (90) days or non-continuous period of one hundred twenty (120) days in any 12-month period (“Disability”), the Company may terminate this Agreement and the Executive’s employment with the Company upon written notice of termination to the Executive (“Disability Termination Notice”). It is understood and agreed that return to work for brief periods, not exceeding five three-day periods during the 90-day period, shall not be deemed to have eliminated the continuity of the 90-day period. If any question arises as to whether the Executive is unable to perform the essential functions of Executive’s duties (with or without reasonable accommodations) due to physical or mental illness, the Executive shall submit to an examination by a physician selected by the mutual agreement of the Company and the Executive, at the Company’s expense. The decision of the physician shall be certified in writing to the Company, shall be sent by the Company to the Executive or the Executive’s representative, and shall be conclusive for purposes of this Agreement. If within twenty (20) days after the Company’s request, the Executive shall fail to submit to a physical examination, a determination by the Company shall be conclusive. A termination due to Disability shall be effective immediately (or such later date that may be set forth in the written notice of termination to the Executive).
iii.
Termination by the Company for Cause. The Company may terminate this Agreement and Executive’s employment with the Company for Cause (as defined herein) upon the Company giving written notice of termination to the Executive. The following acts or omissions by the Executive shall constitute “Cause” for immediate termination of this Agreement: (A) conduct by the Executive constituting a felony or other crime involving dishonesty, theft or an act of moral turpitude; (B) conduct of the Executive which is materially injurious, or reasonably likely to be materially injurious, to the Company or any Related Companies, monetarily or otherwise; (C) an act or acts of dishonesty by the Executive involving the Company or any Related Companies; (D) willful misconduct or gross negligence in the performance of the Executive’s duties under this Agreement, (E) refusal by the Executive to perform Executive’s duties hereunder and, to the extent that such refusal or failure is subject to cure (as determined by the Company in its reasonable discretion) failure of the Executive to cure same within thirty (30) days after notice thereof to the Executive; provided, however, that no such notice and opportunity shall be required if the same refusal or failure occurs by the Executive after the initial refusal or failure has been cure; (F) any breach of the Executive’s obligations under Section 5 of this Agreement, or (G) a material breach by the Executive of any of the other provisions of this Agreement and, to the extent that such breach is subject to cure (as determined by the Company in its reasonable discretion) failure of the Executive to cure same within thirty (30) days after notice thereof to the Executive; provided, however, that no such notice shall be required if the same breach occurs by the Executive after the initial breach has been cured. A termination for “Cause” shall be effective immediately (or on such later date set forth in the written notice of termination to the Executive).

iv.
Termination by the Company Without Cause. The Company may terminate this Agreement and the Executive’s employment with the Company at any time Without Cause (as defined below) by giving written notice of termination to the Executive. As used in this Agreement, (“Without Cause”) means a termination of this Agreement and the Executive’s employment by the Company for any reason or no reason (other than Cause or due to the Executive’s Death or Disability). A termination “Without Cause” shall be effective immediately (or on such later date set forth in the written notice of termination to the Executive).
v.
Voluntary Termination by the Executive. The Executive may terminate this Agreement and the Executive’s employment with the Company for any reason or no reason (“Voluntary Termination”) by giving at least thirty (30) days prior written notice of Voluntary Termination to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of Voluntary Termination and to accelerate such notice and make the Executive’s Voluntary Termination effective immediately or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreement that the Company’s election to accelerate the Executive’s notice of Voluntary Termination shall not be deemed a termination by the Company. The Executive’s Voluntary Termination shall be effective as of the date set forth in the Executive’s written notice of Voluntary Termination (or such earlier date set forth in the acceleration notice from the Company, if any).
vi.
Termination for Good Reason by Executive. The Executive may terminate this Agreement and the Executive’s employment with the Company for Good Reason (as defined below) by giving written notice of termination for Good Reason within thirty (30) days after the expiration of the Good Reason Cure Period (defined below); provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of termination for Good Reason and to accelerate such notice and make the Executive’s termination for Good Reason effective immediately or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate the Executive’s notice of termination for Good Reason shall not be deemed a termination by the Company. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s prior consent of: (A) a change materially adverse to the Executive in the nature or scope of Executive’s position, functions, responsibilities or duties (B) the Company’s breach of any material provision of this Agreement (C) a change in control, as defined herein. However, clauses (A) or (B) of this Section shall constitute "Good Reason" only if (i) the Executive provides the Company with written notice of the Executive’s objection to such act or event within thirty (30) days after such event first occurs, (ii) the Company is afforded an opportunity to cure such event within thirty (30) days after the Company’s receipt of such notice (the “Good Reason Cure Period”), and (iii) during the Good Reason Cure Period, the Executive cooperates in good faith with the Company’s efforts to cure such event. For purposes of clarification, if the Company cures the Good Reason event during the Good Reason Cure Period, Good Reason shall not be deemed to have occurred. The Executive’s resignation for Good Reason shall be effective as of the date set forth in the Executive’s notice of resignation for Good Reason to the Company (or such earlier date set forth in the acceleration notice from the Company, if any).
1.
Change in Control, which means for purposes of this Agreement, the occurrence of any one of the following events:
a.
Any consolidation or merger of Village Farms International, Inc. (the “Parent”) or the Company into another entity, in which any of the Related Companies are not the continuing or surviving entity;

b.
Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Parent or the Company to another entity other than any of the Related Companies;
c.
Approval and consummation by the stockholders of the Parent or the Company of any plan or proposal for the liquidation or dissolution of the Parent or the Company unless such plan or proposal provides that all the assets of the Parent and the Company, as applicable, are transferred to a member of the Related Companies upon such liquidation or dissolution;
d.
Upon a change in the person (i.e. Michael A. DeGiglio) who is serving as the Chief Executive Officer or Executive Chairman on behalf of the Parent and/or the Company.
c)
Termination Benefits.
i.
If the Executive’s employment is terminated due to Cause, Voluntary Termination, Death or Disability, then this Agreement and the Executive’s employment with the Company shall terminate and the Company’s sole obligation to the Executive (or the Executive’s estate, heirs, executors, administrators, representatives and assigns) under this Agreement or otherwise shall be to: (A) pay to the Executive any Base Salary earned, but not yet paid, prior to the effective date of termination, payable in accordance with the Company’s standard payroll practices; (B) reimburse the Executive for any expenses incurred by the Executive through the date of termination in accordance with Section 3(e) above; and (C) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the effective date of termination, in accordance with such plan, program, policy, or practice (clauses (A), (B), (C) and (D) of this sentence are collectively referred to herein as the “Accrued Obligations”).

ii.
If the Executive’s employment is terminated by the Company Without Cause, or is terminated by the Executive for Good Reason, then this Agreement and the Executive’s employment hereunder shall terminate and the Company’s sole obligation to the Executive (or the Executive’s estate, heirs, executors, administrators, representatives and assigns) under this Agreement or otherwise shall be to: (A) pay and/or provide to the Executive the Accrued Obligations, in accordance with the terms set forth in Section 4(c)(i) above; and (B) subject to Section 4(c)(iii) below, during the Salary Continuation Period (as defined below) continue to pay Executive’s Base Salary plus a pro-rata portion of the STIP Bonus, and any Share-based Compensation plan the Executive becomes eligible for, at the rate in effect immediately prior to the effective date of termination (together, the “Salary Continuation Payments”). As used herein, the “Salary Continuation Period” means the period beginning on the day following the effective date of termination and ending on the six (6) month anniversary of the effective date of termination. Subject to Section 4(c)(iv) below, the Salary Continuation Payments (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions) shall be payable in substantially equal installments in accordance with the Company’s customary payroll practices and procedures, commencing on the next regular pay date following the 8th day after the Executive’s execution and delivery of the Release (as defined in Section 4(c)(iii) below); provided, however, the first payment of the Salary Continuation Payments shall include the cumulative amount of payments that would have been paid to the Executive during the period of time between the effective date of termination and the date the Salary Continuation Payments commence had such payments commenced immediately following the effective date of termination.

Notwithstanding anything set forth in this Section 4(c)(ii) to the contrary, in the event of a breach by the Executive of Executive’s obligations under Section 5 of this Agreement or any material breach by the Executive of Executive’s obligations under the Release and in addition to any other remedies under this Agreement, the Release or at law or in equity, the Salary Continuation Period shall terminate as of the date of such breach and the Company shall have no further obligations under this Section 4(c)(ii) other than to pay the Accrued Obligations (to the extent not previously paid) and the Executive shall be required, upon demand, to return to the Company ninety percent (90%) of any Salary Continuation Payments made by the Company pursuant to this Section 4(c)(ii).

iii.
The Salary Continuation Payments shall be contingent upon the Executive’s execution, delivery within 21 days (or 45 days in the case of a group termination) following receipt, and non-revocation of a general release in a form satisfactory to the Company (the "Release"). The Release will be delivered to the Executive within ten (10) business days following the effective date of termination and will include, without limitation, a general release from all liability of the Company, the Related Companies, each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties. Notwithstanding anything to the contrary contained herein, in the event that any payment hereunder is contingent upon the Executive’s execution and delivery of the Release and the 21 (or 45 day) period covers more than one calendar year, the payment shall be paid in the second calendar year (on the first regular pay date of such calendar year following the date that the Release becomes effective and is no longer subject to revocation, all subject to Section 4(c)(iv) below), regardless of whether the Executive executes and delivers the Release in the first or the second calendar year encompassed in such 21 (or 45) day period.
iv.
Notwithstanding anything set forth in Section 4(c)(ii) above to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified employees," any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federate short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 5 of this Agreement, the Executive shall be a "specified employee" for the 12-month period beginning on the first day of the fourth month following each "Identification Date" if the Executive is a "key employee" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the "Identification Date." For purposes of the foregoing, the Identification date shall be December 31.

SECTION 5.
Nondisclosure, Inventions and Noncompetition
a)
Nondisclosure and Inventions.
i.
Definitions. For purposes of this Section 5, the following terms shall have the meanings set forth below.

“Competitive Business” means any business engaged in providing products and services competitive with those products and services offered by the Company or any Related Companies at the time of termination of Executive’s employment.

“Confidential Information” means all information relating to the Company and any Related Companies and their respective customers and suppliers considered by the Company or any Related Companies to be confidential including, without limitation, (a) business plans, research, developments and marketing strategies, customer names and lists, employee names and information, product and service prices and lines, processes, designs, ideas, formulae, methods, financial information, costs, supplies, pricing information, computer programs, procedures, processes, methods, systems, strategies, production methods and (b) the Inventions and Trade Secrets (as defined below). “Confidential Information” shall not include the foregoing that is or becomes (i) in the public domain other than through acts by the Executive, (ii) already lawfully in the Executive’s possession at the time of disclosure by the Company as evidenced by the Executive’s written records, (c) disclosed to the Executive by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual, or other duty to any Related Companies, or (d) required by law, rule, regulation or court order to be disclosed.

“Inventions” means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions, and improvements relating to the business of the Company and any of the Related Companies, whether or not patentable, conceived of or made by Executive at any time, whether before, during, or after business hours, or with the use of the facilities of the Company or any of the Related Companies, materials, or personnel, either solely or jointly with others after the Effective Date and during Executive’s employment by the Company.

“Trade Secrets” means any and all technology and information relating to businesses of the Company or any Related Companies or their respective patents, methods, formulae, software, algorithms, financial models, know-how, designs, products, processes, services, research development, inventions, systems, engineering, and manufacturing which have been designated and treated as trade secrets by the Company or any Related Companies and which provide competitive advantage to the Company or any Related Companies.

ii.
Confidentiality; Company to Own Inventions.
a.
Receipt of Confidential Information. The Executive acknowledges that during Executive’s employment as an Executive of the Company and as a result of the confidential relationship with the Related Companies established thereby, the Executive shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Company and Related Companies.

b.
Protection of Confidential Information. The Executive shall use Confidential Information solely for Executive’s duties with the Company and any Related Companies. The Executive will not disclose Confidential Information, directly or indirectly, at any time during or after employment by the Company except to persons authorized by the Company or Related Companies to receive this information or as required by law. The Executive will not use Confidential Information, directly or indirectly, at any time during or after employment by the Company, for any personal benefit, for the benefit of any other person or entity, or in any manner adverse to the Company or any Related Companies.

c.
Return of Confidential Information. The Executive will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to Confidential Information. At the time Executive returns these materials a release will be signed that Executive has complied with the terms of this Agreement.
d.
Disclosure and Ownership. The Executive shall inform the Company promptly and fully of all Inventions by a written report, setting forth in detail a description of the invention, the procedures used and the results achieved. All Inventions shall be and remain the sole property of the Company or any Related Companies. The Executive promptly shall execute and deliver to the designated Related Companies any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to the designated Related Companies including, without limitation, assignments satisfactory to the designated Related Companies. Upon request of the designated Related Companies, during and after the Executive’s employment with the Company, the Executive shall execute patent and copyright applications and any other instruments, reasonably deemed necessary by the designated Related Companies for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and foreign countries based on such Inventions; provided, however, that if the Executive takes any action in connection with the foregoing obligation after the Executive’s employment with the Company is terminated, the designated Related Companies shall compensate the Executive at a reasonable rate to be agreed upon by the parties and shall promptly reimburse the Executive for any expenses incurred in satisfying such obligation.
e.
Works for Hire. To the extent the Inventions consist of original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment and which are protectable by copyright, the Executive acknowledges that all such original works of authorship are “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
b)
Noncompetition. In consideration of the Executive’s employment with the Company and in consideration of this Agreement, the Executive hereby covenants as follows:

i.
Purpose of Restrictions. Executive acknowledges that Executive is employed as executive or management personnel, and in this executive or management position, Executive will have access to, and will be provided with, Trade Secrets to assist Executive in the course and scope of Executive’s duties. Executive further acknowledges and agrees that the Trade Secrets constitute trade secrets of the Company and Related Companies, and that the Company has a reasonable, necessary and legitimate business interest in protecting its own and the and Related Companies’ Trade Secrets, and that the terms and conditions of the non-solicitation and non-competition provisions contained in this Section are reasonable and necessary to protect such Trade Secrets.
ii.
Covenants. Without the prior written consent of the CEO, during the Executive’s tenure with the Company and for the Salary Continuation Period, if the Executive shall leave the employment of the Company, whether voluntarily or involuntarily, the Executive shall not directly or indirectly, personally, by agency, as an employee, through a corporation, Company, limited liability Company, or by any other entity, artifice, or device:

a.
own, manage, operate, control, employ or have any financial interest in or consult to, or lend the Executive’s name to any enterprise, Company, or other entity engaged in a Competitive Business in North America;
b.
assist others in engaging in any Competitive Business in the manner described in the foregoing clause;
c.
solicit or service in any way in connection with or relating to a Competitive Business, on behalf of the Executive or on behalf of or in conjunction with others, any supplier, client, customer, or prospective supplier, client, or customer, who had been serviced by the Company or any Related Companies in the one year period immediately preceding the date of termination, or any prospective supplier, client, or customer to whom a formal business presentation or substantiated offering of services had been made by Company within the 12 months immediately preceding the date of termination; or
d.
actively solicit or induce employees of any of the Company or Related Companies to terminate their employment with the Company or such Related Companies or engage in any Competitive Business;

The covenants in this Section 5(b)(i) shall be specifically enforceable. However, the covenants in this Section 5(b)(i) shall not be construed to prohibit the ownership of not more than five percent of the equity of any publicly held entity engaged in a Competitive Business, so long as the Executive is not otherwise engaged with such entity in any of the other activities specified in clauses (a) through (d). Notwithstanding the foregoing, if Severance Payments are required to be made to the Executive and the Company does not make any such payments within 30 business days following the date on which the Company (by notice to the CEO) is given notice by the Executive that payment was not timely made, then the Executive’s obligations under this Section 6(b) shall terminate.

iii.
Severability of Covenants. For purposes of this Section 5(b), the Executive and the Company intend that the above covenants-not-to-compete shall be construed as separate covenants, one for each activity and each geographic area. If one or more of these covenants are adjudicated to be unenforceable, such unenforceable covenant shall be deemed eliminated from this Section 5(b) to the extent necessary to permit the remaining separate covenants to be enforced.

SECTION 6.
Conflicting Agreements

The Executive represents and warrants that Executive is free to enter into this Agreement, that Executive has not made and will not make any agreements in conflict with the Agreement, and that Executive will not disclose to the Company or any Related Companies, nor use for the benefit of the Company or any Related Companies, any trade secrets or confidential information that are the property of any former employer or employers.

SECTION 7.
Indemnification

The Company shall indemnify and hold harmless the Executive for acts undertaken as an employee or agent of the Company or Related Companies against any and all claims, suits, debts, causes of action, proceedings, investigations, governmental or regulatory inquiries or other actions from any all loss, liability damage, cost and expense including the advancement of reasonable attorney’s fees which any person or entity may have had, now has, or may in the future have, o the fullest extent provided or permitted under applicable law. This provision shall survive the termination of employment.

SECTION 8.
Assignment
a)
Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable (i) by the Executive without the prior written consent of the Company, or (ii) by the Company without the prior written consent of the Executive, except that the Company may assign its rights hereunder in connection with the sale or disposition of the business and assets of the Company as a whole or in part.

b)
No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or assignment by operation of law; and any attempt, voluntary or involuntary, to effect such action shall be void and of no effect.

SECTION 9.
Binding Agreement

This Agreement shall be binding upon the Company and inure to the benefit of the Company, the Related Companies and their respective successors and permitted assigns (including, without limitation, the purchaser of all or substantially all of the assets of the Company or any of the Related Companies). This Agreement also shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, administrators and permitted assigns.

SECTION 10.
Severability

If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law. If any provision contained in this Agreement shall be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

SECTION 11.
Notice

All notices or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects only if given in writing and delivered in person, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party and the current business or home address. Notice shall be deemed given on the date of delivery, in the case of personal delivery, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or certified mail.

SECTION 12.
Waivers

The failure of any Party to require the performance of any term or obligation of the Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

SECTION 13.
Entire Agreement

This Agreement constitutes the entire understanding of the Executive and the Company with respect to the Executive’s employment. As of the Effective Date, this Agreement supersedes any prior agreement or arrangement (whether written or oral) relative to the Executive’s employment with the Company or any of its predecessors. No modification or waiver of any provisions of this Agreement shall be made unless made in writing and signed by the Executive and by such other person on behalf of the Company as the CEO may designate for such purpose.

SECTION 14.
Governing Law

Any and all actions or controversies arising out of this Agreement, Executive’s employment with the Company or the termination hereof or thereof, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of Florida without regard to the choice of law principles thereof.

SECTION 15.
Arbitration

Except with respect to the Company’s and Executive’s right to seek injunctive or other equitable relief (including, without limitation, pursuant to Section 5 above) or claims by the Executive for workers’ compensation or unemployment compensation, any dispute, controversy or claim based upon, arising out of or relating to the interpretation and performance of this Agreement, the Executive’s employment with the Company or any termination hereof or thereof or any matter relating to the foregoing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including, without limitation, claims for discrimination under any applicable federal, state or local law or regulation. Any such arbitration shall be conducted in the State of Florida. The single arbitrator shall be appointed from the AAA’s list of arbitrators by the mutual consent of the Parties or, in the absence of such consent, by application of any Party to the AAA. A decision of the arbitrator shall be final and binding upon the Parties. The Parties agree that this Section 15 shall be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and the Party against whom enforcement is sought shall bear the expenses, including attorneys’ fees, of enforcement, and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to Section 5 above. The Company shall pay the pay the fees of the arbitrator and each Party shall be responsible for Executive’s own legal fees, costs of its experts and expenses of Executive’s witnesses. The arbitrator’s remedial authority shall equal the remedial power that a court with competent jurisdiction over the Parties and their dispute would have. Any award rendered shall be a reasoned award in writing and shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other Party in connection with the arbitration process) upon the Parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. The Company and Executive acknowledge that it is the intention of the parties that this Section 16 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Executive’s employment or termination thereof. THE COMPANY AND EXECUTIVE KNOWINGLY AND VOLUNTARILY AGREE TO THIS ARBITRATION PROVISION AND ACKNOWLEDGE THAT ARBITRATION SHALL BE INSTEAD OF ANY CIVIL LITIGATION, MEANING THAT EXECUTIVE AND THE COMPANY ARE EACH WAIVING ANY RIGHTS TO A JURY TRIAL.

SECTION 16.
CAPTIONS

The captions set forth in this Agreement are for convenience only, and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof

SECTION 17.
409A COMPLIANCE
a)
This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with Company for purposes of Section 4 hereof unless Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

b)
All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
c)
The Executive acknowledges that, while the Parties endeavor to have the Agreement comply with the requirements of Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive.

SECTION 18.
LEGAL COUNSEL

The Executive represents that the Company has previously recommended that the Executive engage counsel to assist Executive in reviewing this Agreement and all other matters relating to the Executive’s employment relationship with the Company. The Executive acknowledges that, prior to executing this Agreement; the Executive has been given a reasonable opportunity to review the Agreement and to consult with counsel as to its content and is entering into this Agreement freely and voluntarily. The Company and the Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

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The Parties have signed, sealed and delivered this Employment Agreement as of the 7th day of February 2023.

VILLAGE FARMS, L.P.

By: Village Farms of Delaware, L.L.C.

General Partner

By: Agro Power Development, Inc.

Managing Member

By: /s/ Michael A. DeGiglio_______

Michael A. DeGiglio, Chief Executive Officer

Executive:

/s/ Ann Gillin Lefever

Ann Gillin Lefever